Exhibit 99.3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 21, 2006

Albemarle First Bank

(Exact name of registrant as specified in its charter)

Virginia		54-1882473
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1265 Seminole Trail, Charlottesville Virginia	22906
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

434-973-1664

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Number	Description

99.1 Press Release Dated February 21, 2006	Albemarle First Bank Announces Fourth Quarter and Year End 2005 Earnings

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

ALBEMARLE FIRST BANK

Date: February 23, 2005	By:	/S/ THOMAS M. BOYD, JR.
Thomas M. Boyd, Jr. President & CEO

Albemarle First Bank Announces Year-end and Fourth Quarter Earnings for 2005

CHARLOTTESVILLE, Va.—(BUSINESS WIRE) — February 21, 2006 — Albemarle First Bank, Charlottesville, Virginia (NASDAQ: AFBK) reports net Income of $243 thousand ($0.14 per diluted share) for the year ended December 31, 2005, a 142% increase when compared to net income of $101 thousand ($0.06 per diluted share) reported in 2004. Net income for the quarter ended December 31, 2005 totaled $178 thousand ($0.10 per diluted share), compared to a $32 thousand ($0.02 per diluted share) for the same period a year ago.

President and Chief Executive Officer Thomas M. Boyd, Jr., comments, “I am extremely proud of the progress that Albemarle First Bank made during 2005. During the past year, our core earnings have steadily improved and our asset quality has continued to strengthen. The Bank appreciates the loyalty and patronage that our customers and the Charlottesville community have shown us during 2005. We are pleased to be partnering with Premier Community Bankshares, Inc. and are excited about the opportunities this will afford our customers and employees.”

Net income for the quarter and year ended December 31, 2005 was significantly impacted by nonrecurring expenses related to the previously planned merger with the Millennium Bankshares Corporation (NASDAQ: MBVA) and the recently announced planned merger with Premier Community Bankshares, Inc. (NASDAQ: PREM). The nonrecurring expenses related to merger activity totaled $358 thousand and $144 thousand for the year and quarter ended December 31, 2005, respectively. Net income before merger-related expenses (net of taxes) for the year ended December 31, 2005 was $479 thousand ($0.28 per diluted share), compared to $101 thousand ($0.06 per diluted share) for 2004. Income before merger-related expenses (net of taxes) for the quarter ended December 31, 2005 was $273 thousand ($0.14 per diluted share) compared to $32 thousand ($0.02 per diluted share), for the same period in 2004.

Total assets were $116.6 million as of December 31, 2005, compared to $121.2 million at the end of 2004. Net loans totaled $87.1 million at the end of 2005, down from $91.8 million as of December 31, 2004. Total deposits were $99.0 million as of December 31, 2005, a $500 thousand decrease from the $99.5 million reported at December 31, 2004.

Albemarle First Bank offers a full range of banking and financial services to individuals, professionals, and small and medium-sized businesses in the City of Charlottesville, Albemarle County, Greene County, and the surrounding areas.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. These statements may be based on certain assumptions and may describe future plans, strategies, and expectations of the Bank, and are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will,” or similar expressions. Although we believe our plans, intensions, and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intensions, and expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein and undue reliance should not be placed on such statements, which reflect our position as of the date of this release. Consequently, all forward-looking statements made in this press release are qualified by the cautionary language contained in the Bank’s quarterly and annual reports filed pursuant to the Securities Exchange Act of 1934.

CONTACT: Albemarle First Bank, Charlottesville

Thomas M. Boyd, Jr., (434) 973-1664